UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 18, 2016 Date of report (Date of earliest event reported)

SUPPORT.COM, INC. (Exact Name of Registrant as Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-30901 (Commission File No.)	94-3282005 (I.R.S. Employer Identification No.)
900 Chesapeake Dr., Second Floor, Redwood City, CA 94063 (Address of Principal Executive Offices) (Zip Code)

(650) 556-9440 (Registrant’s telephone number, including area code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;Transfer of Listing.

On February 18, 2016, the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it no longer complies with Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”), as the bid price of the Company’s common stock (listed on the Nasdaq Global Select Market under the symbol “SPRT”) closed below the minimum $1.00 per share for the 30 consecutive business days preceding February 18, 2016 (from January 5, 2016 to February 17, 2016). In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days, or until August 16, 2016, to regain compliance with the Minimum Bid Price Rule. During the 180 day period, the Company’s common stock will continue to trade on the Nasdaq Global Select Market.

If at any time before August 16, 2016, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule. If the Company does not regain compliance with the Minimum Bid Price Rule by August 16, 2016, Nasdaq will notify the Company that its common stock will be delisted from the Nasdaq Global Select Market. Nasdaq rules would then permit the Company to appeal any delisting determination by the Nasdaq staff to a Listing Qualifications Panel.

The Company intends to actively evaluate and monitor the bid price for its common stock between now and August 16, 2016, and will consider implementation of customary options, including a reverse stock split, if its common stock does not trade at a level that regains compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2016

SUPPORT.COM, INC.

By:	/s/ Michelle Johnson
Name:	Michelle Johnson
Title:	VP, General Counsel & Secretary